UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 28, 2006 (September 22, 2006)

Seasons Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-50713	58-2633700
(Commission File Number)	(IRS Employer Identification No.)

336 Blue Ridge Street, Blairsville, GA	30512
(Address of Principal Executive Offices)	(Zip Code)

(706) 745-5588

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2006, Seasons Bancshares, Inc. (the “Company”) executed an Amended and Restated Agreement and Plan of Merger by and between Cadence Financial Corporation (“Cadence”), Cadence Financial Corporation of Georgia (“Merger Sub”) and the Company pursuant to which Cadence will acquire the Company (the “Acquisition”). Under the terms of the Amended and Restated Agreement and Plan of Merger, Merger Sub will merge with and into the Company with the Company being the surviving entity and immediately thereafter the Company will merge with and into Cadence and Seasons Bank, a Georgia state-chartered bank and wholly-owned subsidiary of the Company, will be merged with and into Cadence Bank, N.A., a national bank and wholly-owned subsidiary of Cadence.

In the aggregate, the Acquisition is valued at approximately $16.94 million. The purchase price equals approximately $15 per share of the Company’s common stock on a fully-diluted basis and will be paid in cash. The holders of options or warrants to acquire shares of the Company’s common stock will receive $15 per share of the Company’s common stock that such options or warrants entitle them to purchase less the exercise price of such options or warrants.

The proposed Acquisition is subject to customary closing conditions, including obtaining approvals from the Federal Reserve, the Comptroller of the Currency, the Georgia Department of Banking and the Company’s shareholders.

In connection with the proposed merger, the Company will file with the Securities and Exchange Commission a definitive proxy statement that will be sent to the Company’s shareholders seeking their approval of the Acquisition.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Copies will also be available free of charge by directing a request by mail to Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30512, Attn: Nita Elliott.

The Company’s directors and executive officers and certain other members of its management may be soliciting proxies in favor of the Acquisition from the Company’s shareholders. Information about the Company’s directors, executive officers and member of management, including their holdings of the Company’s securities, is set forth in the Company’s amendment to its Annual Report on Form 10-KSB, which is available on the website maintained by the Securities and Exchange Commission at http://www.sec.gov and at the address provided in the preceding paragraph.

Item 2.06 Material Impairments.

Pursuant to the Amended and Restated Agreement and Plan of Merger by and between Cadence Financial Corporation, Cadence Financial Corporation of Georgia and the Company, the Company has agreed to increase Seasons Bank’s loan loss reserve by $1.5 million by September 30, 2006. The Company’s board of directors approved this increase in the loan loss reserve as an accommodation to Cadence in order to conform Seasons Bank’s loan loss reserve policies and methodologies to those followed by Cadence, which would require higher reserves than the policies currently used by Seasons Bank and followed by Seasons Bank since its inception.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

John H. Ketner resigned from the board of directors of the Company effective September 22, 2006.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 2.1	Amended and Restated Agreement and Plan of Merger by and between Cadence Financial Corporation, Cadence Financial Corporation of Georgia and Seasons Bancshares, Inc. dated as of September 22, 2006.

Exhibit 99.1	Cadence Financial Corporation Press Release, dated September 22, 2006, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEASONS BANCSHARES, INC.

Dated: September 28, 2006

	By:	/s/ William L. Sutton
	Name:	William L. Sutton
	Title:	Chief Executive Officer